U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Morello                       Gaetano
--------------------------------------------------------------------------------
   (Last)                       (First)              (Middle)

534 West Pender Street, Main Floor
--------------------------------------------------------------------------------
                                    (Street)

Vancouver         British Columbia       Canada            V6B 1V5
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

01/15/2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Phage Therapeutics International, Inc.
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chairman
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                               100,000                     (D)
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date        Expira-                               Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-       tion                                  of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable     Date           Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


Stock Options            Voting Date    10/10/05        Common Stock          50,000        $0.75           (D)
                         to be
                         determined
                         by the
                         Administrator(1)

------------------------------------------------------------------------------------------------------------------------------------

Warrants                  02/22/00      06/03/02       Common Stock          100,000        $1.25 on         D
                                                                                           or before
                                                                                           06/01/01,
                                                                                           then $2.00
                                                                                           thereafter
                                                                                           at any time
                                                                                           on or before
                                                                                           06/03/02

====================================================================================================================================

Explanation of Responses:

1. The reason the Company has decided to issue stock options with a vesting date to be determined is because the Company anticipates issuing more stock options within the next few months to new employees that may be joining the Company. The Company believes it will determine a vesting date by the end of March 2001, regardless of whether more stock options are issued.

/s/ Gaetano Morello                                            March 6, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                          Page 2